Exhibit 99.1

LB Pharmaceuticals Announces Accelerated Timing of Topline Results from the Phase 3 NOVA-2 Trial of LB-102 in Schizophrenia

NEW YORK, July 22, 2026 (GLOBE NEWSWIRE) – LB Pharmaceuticals Inc (“LB Pharmaceuticals” or the “Company”) (Nasdaq: LBRX), a neuromedicines company dedicated to developing and commercializing high-impact therapies that address the multiple dimensions of underserved brain diseases, today announced that based on enrollment projections, it now expects to report topline results from the pivotal Phase 3 NOVA-2 clinical trial of LB-102 in patients with schizophrenia in the first half of 2027 and to schedule a pre-NDA meeting with the FDA thereafter in the second half of 2027. NOVA-2 is a pivotal Phase 3 multi-center, randomized, double-blind, placebo-controlled trial evaluating the efficacy and safety of LB-102 for the treatment of schizophrenia. The trial is designed to enroll approximately 460 patients across 25 sites in the U.S.

“Enrollment in our pivotal Phase 3 NOVA-2 trial has been more rapid than we expected, which we believe is a reflection of both the strength of our execution and the level of interest in LB-102 as a potential new treatment for schizophrenia. Based on the pace of enrollment since initiating NOVA-2, we now expect to report topline results in the first half of 2027, ahead of our prior guidance of the second half of 2027, and to schedule a pre-NDA meeting soon thereafter in the second half of 2027,” said Heather Turner, Chief Executive Officer of LB Pharmaceuticals. “We remain well capitalized with a cash runway expected to fund operations into the second quarter of 2029 through multiple clinical readouts, with topline data from the Phase 2 ILLUMINATE-1 trial of LB-102 in bipolar depression expected in the first quarter of 2028, and from the Phase 2 trial of LB-102 in adjunctive MDD in the first half of 2029.”

About LB-102

LB-102 is a novel, once-daily, orally administered investigational small molecule and potential first benzamide antipsychotic in the United States for the treatment of neuropsychiatric disorders. A methylated derivative of amisulpride, a widely used antipsychotic outside the United States, LB-102 was developed to retain amisulpride’s benefits while addressing its limitations. LB-102 is a potent and selective antagonist of D2, D3, and 5HT-7 receptors with few off-target effects and broad therapeutic potential across psychosis and mood disorders. In early 2025, LB Pharmaceuticals announced positive data from a four-week placebo-controlled, double-blinded, Phase 2 trial in patients with acute schizophrenia. In this trial, LB-102 demonstrated statistically significant benefit versus placebo at all doses studied, including rapid onset of effect at week 1 and sustained benefit through the endpoint of the trial, a potentially class-leading safety profile with low rates of EPS (including akathisia), minimal sedation and few GI side effects, alongside effects on negative symptoms and cognitive performance. These data underscore LB-102’s potential to address multiple dimensions of neuropsychiatric illness. The pivotal Phase 3 NOVA-2 trial of LB-102 for acute schizophrenia and the Phase 2 ILLUMINATE-1 trial of LB-102 for bipolar 1 depression are ongoing, and a Phase 2 trial of LB-102 in adjunctive treatment of MDD is planned. Additional expansion opportunities for LB-102 include predominantly negative symptoms of schizophrenia, Alzheimer’s disease psychosis and agitation, as well as other neuropsychiatric diseases.

About LB Pharmaceuticals

LB Pharmaceuticals is a neuromedicines company dedicated to developing and commercializing high-impact therapies that address the multiple dimensions of underserved brain diseases. The Company is building a pipeline that leverages the broad therapeutic potential of its lead product candidate, LB-102, which the Company believes has the opportunity to be the first benzamide antipsychotic drug approved for neuropsychiatric disorders in the United States. LB-102, if approved, has the potential to become a mainstay of psychiatric practice by offering a balanced clinical activity and tolerability profile that provides a potentially attractive alternative to branded and generic therapeutics for the treatment of a broad range of neuropsychiatric diseases.

Cautionary Note Regarding Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “positioned,” “potential,” “predict,” “seek,” “should,” “target,” “will,” “would” or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical facts contained in this press release are forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning the expected clinical development and regulatory pathway and therapeutic benefits of LB-102; the design, objectives, initiation, timing, progress and results of clinical trials of LB-102, including the pivotal Phase 3 NOVA-2 trial in acute schizophrenia, our open label trial (NOVA-3), the Phase 2 ILLUMINATE-1 trial in bipolar 1 depression and the Phase 2 trial for the adjunctive treatment of MDD; and anticipated cash runway into the second quarter of 2029. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: the Company’s limited operating history and historical losses; the Company’s ability to raise additional funding to complete the development and any commercialization of LB-102; the Company’s dependence on the success of its lead product candidate, LB-102; the Company’s ability to obtain regulatory approval of and successfully commercialize its product candidate; the early stages of clinical development of the Company’s lead product candidate, LB-102; any undesirable side effects or other properties of the Company’s product candidate; that the Company may be delayed in initiating, enrolling or completing any clinical trials; competition from third parties that are developing products for similar uses; the Company’s ability to obtain, maintain and protect its intellectual property; and the Company’s dependence on third parties in connection with manufacturing, clinical trials and preclinical studies.

These and other risks are described more fully in the section titled “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 and its other documents to be subsequently filed with or furnished to the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Media and Investor Contact:

Ellen Rose

erose@lbpharma.us